                                  UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549


                                  SCHEDULE 14A
                                 (RULE 14a-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement          [ ]  Confidential, for Use of the
                                               Commission Only (as permitted by
                                               Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-12

                   Income Opportunity Realty Investors, Inc.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

   [X]  No fee required.
   [ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

   (1)  Title of each class of securities to which transaction applies:

        -----------------------------------------------------------------------

   (2)  Aggregate number of securities to which transaction applies:

        -----------------------------------------------------------------------

   (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

        -----------------------------------------------------------------------

   (4)  Proposed maximum aggregate value of transaction:

        -----------------------------------------------------------------------

   (5)  Total fee paid:

        -----------------------------------------------------------------------

   [ ]  Fee paid previously with preliminary materials.
   [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

   (1)  Amount Previously Paid:

        -----------------------------------------------------------------------

   (2)  Form, Schedule or Registration Statement No.:

        -----------------------------------------------------------------------

   (3)  Filing Party:

        -----------------------------------------------------------------------

   (4)  Date Filed:

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

                   INCOME OPPORTUNITY REALTY INVESTORS, INC.
                                 DALLAS, TEXAS

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                            TO BE HELD JULY 2, 2002

Dear Stockholder:

     You are cordially invited to attend the 2002 Annual Meeting of Stockholders of Income Opportunity Realty Investors, Inc. which will be held on Tuesday, July 2, 2002, at 10:00 a.m. at 1800 Valley View Lane, Suite 300, Dallas, Texas. The purposes of the Annual Meeting are:

     (1) to elect four directors; and

     (2) to transact any other business that may properly come before the meeting.

     You must be a stockholder of record at the close of business on May 30, 2002, to vote at the Annual Meeting.

     Whether you plan to attend or not, please sign, date and return the enclosed proxy card in the envelope provided or vote by telephone or through the designated internet site. You may also attend and vote at the Annual Meeting.

Dated: May 31, 2002

                                           By Order of the Board of Directors

                                           /s/ ROBERT A. WALDMAN
                                           Robert A. Waldman
                                           Senior Vice President, General
                                           Counsel and Corporate Secretary

                   INCOME OPPORTUNITY REALTY INVESTORS, INC.
                                 DALLAS, TEXAS

                                PROXY STATEMENT

                     FOR THE ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD ON JULY 2, 2002

     This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of Income Opportunity Realty Investors, Inc. ("IORI") of proxies to be used at the Annual Meeting of Stockholders (the "Annual Meeting") for a vote upon (1) the election of four directors, and (2) the transaction of any other business as may properly come before the meeting or any adjournments thereof.

     The Annual Meeting will be held at 10:00 a.m., Central time, on Tuesday, July 2, 2002, at 1800 Valley View Lane, Suite 300, Dallas, Texas. IORI's financial statements for the year ended December 31, 2001, were audited by BDO Seidman, LLP. A representative from BDO Seidman is expected to be present at the Annual Meeting to respond to appropriate questions, and the representative will have an opportunity to make a statement if such representative desires to do so. This Proxy Statement and the form of proxy are first being mailed to stockholders on or about May 31, 2002.

     The Annual Report for the year ended December 31, 2001, has preceded this proxy statement and was previously mailed to all stockholders under separate cover.

STOCKHOLDERS ENTITLED TO VOTE

     Only holders of record of issued and outstanding shares of IORI's common stock (the "Common Stock") at the close of business on May 30, 2002 (the "Record Date"), are entitled to vote at the Annual Meeting and at any adjournments thereof. At the close of business on May 30, 2002, there were 1,438,945 shares outstanding. Each holder is entitled to one vote for each share held on the Record Date.

VOTING OF PROXIES

     When the enclosed proxy is properly executed and returned, the shares represented thereby will be voted at the Annual Meeting in accordance with the instructions noted on the proxy. As to the election of the four directors, stockholders may choose to vote for all of the nominees or withhold authority for voting for any one or all of the nominees.

     In the absence of other instructions, the shares represented by a properly executed and submitted proxy will be voted in favor of each of the nominees for election to the Board of Directors. The Board of Directors does not know of any other business to be brought before the Annual Meeting. If, however, any other matters properly come before the Annual Meeting, it is the intention of the persons named in the enclosed proxy to vote the proxy in accordance with their judgment on such matters.

VOTE REQUIRED FOR ELECTION OR APPROVAL

     Pursuant to Section 2.6 of the Bylaws of IORI, a majority of the issued and outstanding shares entitled to vote at a meeting of stockholders, represented in person or by proxy, shall constitute a quorum at such meeting. Section 2.7 also provides that election of any director requires the affirmative vote of a majority of the votes cast at a meeting of stockholders by holders of shares entitled to vote thereon.

     Abstentions will be included in vote totals and, as such, will have the same effect on each proposal as a negative vote. Broker non-votes, if any, will not be included in vote totals and, as such, will have no effect on any proposal.

     As of May 30, 2002, management and affiliates held 862,465 shares representing approximately 59.9 percent of the shares outstanding. Such parties intend to vote all of such shares for the election of directors.

REVOCATION OF PROXIES

     A proxy is enclosed. Any stockholder who executes and delivers the proxy may revoke the authority granted thereunder at any time prior to its use by giving written notice of such revocation to American Stock Transfer and Trust Company, 6201 15th Avenue, Brooklyn, New York 11219, or by executing and delivering a proxy bearing a later date by mail or through Internet voting. A STOCKHOLDER MAY ALSO REVOKE A PROXY BY ATTENDING AND VOTING AT THE ANNUAL MEETING. MERE ATTENDANCE AT THE MEETING IS NOT SUFFICIENT TO REVOKE A PROXY.

FUTURE PROPOSALS OF STOCKHOLDERS

     Any proposal intended to be presented by a stockholder at the 2003 Annual Meeting of Stockholders of IORI must be received at the principal office of IORI not later than April 1, 2003, in order to be considered for inclusion in IORI's proxy statement and form of proxy (as the case may be) for that meeting.

                                 PROPOSAL ONE:

                             ELECTION OF DIRECTORS

     The Board of Directors currently consists of four members and all Directors are elected annually. The following persons have been nominated to serve as directors of IORI: Ted P. Stokely, Henry A. Butler, Earl D. Cecil and Martin L. White.

     Each of the nominees is currently a Director of IORI. Each of the nominees has been nominated by the Board of Directors to serve for an additional term until the next Annual Meeting of Stockholders or until his successor shall have been duly elected and qualified. Each nominee has consented to being named in this Proxy Statement as a nominee and has agreed to serve as a Director if elected. When a proxy is properly executed and returned, the shares represented thereby will be voted in favor of the election of each of the nominees, unless authority to vote for any such nominee is specifically withheld. Cumulative voting for the election of Directors is not permitted. If any nominee is unable to serve or will not serve (an event which is not anticipated), then the proxy holder will cast votes for such other person(s) as he or she may select in place of such nominee(s).

     The nominees for Directors are listed below, together with their age, terms of service, all positions and offices with IORI or IORI's advisor, Basic Capital Management, Inc. ("BCM"), other principal occupations, business experience and directorships with other companies during the last five years or more. The designation "Affiliated", when used below with respect to a Director, means that the Director is an officer, director or employee of the Advisor or an officer of IORI. The designation "Independent", when used below with respect to a Director, means the Director is neither an officer of IORI nor a director, officer or employee of the Advisor, although IORI may have certain business or professional relationships with such Director as discussed below under "Certain Business Relationships and Related Transactions".

              NAME, PRINCIPAL OCCUPATIONS, BUSINESS EXPERIENCE AND DIRECTORSHIPS                  AGE
              ------------------------------------------------------------------                  ---
TED P. STOKELY                     Director (Independent) (since April 1990) and Chairman of      68
                                   the Board (since January 1995)
General Manager (since January 1995) of ECF Senior Housing Corporation, a nonprofit corporation; General Manager (since January 1993) of Housing Assistance Foundation, Inc., a
nonprofit corporation; Part-time unpaid consultant (since January 1993) of Eldercare Housing
Foundation, a nonprofit corporation; and Director (since April 1990) and Chairman of the Board
(since January 1995) of Transcontinental Realty Investors, Inc. ("TCI")
HENRY A. BUTLER                    Director (Affiliated)                                          51
                                   (since December 2001)
Broker -- Land Sales (since 1992) of BCM; Owner/Operator (1989 to 1991) of Butler Interests,
Inc.; and Director (since December 2001) of TCI.

              NAME, PRINCIPAL OCCUPATIONS, BUSINESS EXPERIENCE AND DIRECTORSHIPS                  AGE
              ------------------------------------------------------------------                  ---
EARL D. CECIL                      Director (Independent)                                         72
                                   (since March 2002)
Financial and business consultant (since January 1994); Division Vice President (February 1987 to December 1993) of James Mitchell & Company, a financial services marketing organization;
Director (since November 2001) of American Realty Investors, Inc. ("ARI"); and Director (since
March 2002) of TCI
MARTIN L. WHITE                    Director (Independent)                                         62
                                   (since January 1995)
Chief Executive Officer (since 1995) of Builders Emporium, Inc.; Chairman and Chief Executive
Officer (since 1993) of North American Trading Company, Ltd.; President and Chief Operating
Officer (since 1992) of Community Based Developers, Inc.; and Director (since January 1995) of
TCI

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE ELECTION OF THE NOMINEES NAMED ABOVE.

BOARD COMMITTEES

     The Board of Directors held seven meetings during 2001. For such year, no incumbent Director attended fewer than 75 percent of the aggregate of (1) the total number of meetings held by the Board during the period for which he had been a Director and (2) the total number of meetings held by all committees of the Board on which he served during the period that he served.

     The Board of Directors has an Audit Committee, the function of which is to review IORI's operating and accounting procedures.

     The Board of Directors does not have Nominating or Compensation Committees.

AUDIT COMMITTEE

     The Audit Committee meets periodically with the independent auditors and
(1) reviews annual financial statements and the independent auditors' work and report thereon, (2) reviews the independent auditors' report on internal controls and related matters, (3) selects and recommends to the Board of Directors the appointment of the independent auditors, (4) reviews the letter of engagement and statement of fees which pertain to the scope of the annual audit and certain special audit and non-audit work which may be required or suggested by the independent auditors, (5) receives and reviews information pertaining to internal audits, (6) directs and supervises special investigations, and, (7) performs any other functions deemed appropriate by the Board of Directors. Members of the Audit Committee are Messrs. Stokely, Cecil and White, each of whom is independent (as defined in Section 121(A) of the American Stock Exchange Company Guide). The Board of Directors has adopted a written charter for the Audit Committee. The Audit Committee met four times during 2001.

AUDIT COMMITTEE REPORT

     The Audit Committee oversees IORI's financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process including the systems of internal controls. In fulfilling its oversight responsibilities, the Committee reviewed the audited financial statements in the Annual Report with management, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements.

     The independent auditors are responsible for expressing an opinion on the conformity of the audited financial statements with generally accepted accounting principles. The Committee reviewed with the independent auditors, the auditors' judgments as to the quality, not just the acceptability, of IORI's accounting principles and such other matters as are required to be discussed with the Committee under generally accepted auditing standards. In addition, the Committee has discussed with the independent auditors the auditors' independence from management and IORI, including the matters in the written disclosures required by the Independence Standards Board.

     The Committee discussed with IORI's independent auditors the overall scope and plans for their audit. The Committee meets with the independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of IORI's internal controls, and the overall quality of its' financial reporting.

     In reliance on the reviews and discussions referred to above, the Committee recommended to the Board of Directors (and the Board has approved) that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2001, for filing with the Securities and Exchange Commission. The Committee also recommended, subject to Board approval, the selection of IORI's independent auditors.

                                            AUDIT COMMITTEE

                                            Ted P. Stokely
                                            Earl D. Cecil
                                            Martin L. White

Dated: March 18, 2002

OLIVE LITIGATION

     In February 1990, IORI, together with Continental Mortgage and Equity Trust ("CMET"), TCI and National Income Realty Trust ("NIRT"), three real estate entities with, at the time, the same officers, directors or trustees and advisor as IORI, entered into a settlement (the "Settlement") of a class and derivative action entitled Olive et al. v. National Income Realty Trust et al. relating to the operation and management of each of the entities. On April 23, 1990, the court granted final approval of the terms of the Settlement. The Settlement was modified in 1994 (the "Modification").

     On January 27, 1997, the parties entered into an amendment to the Modification, effective January 9, 1997 (the "Olive Amendment"). The Olive Amendment provided for the settlement of additional matters raised by plaintiffs' counsel in 1996. The Court issued an order approving the Olive Amendment on July 3, 1997.

     The Olive Amendment provided that IORI's Board retain a management/compensation consultant or consultants to evaluate the fairness of the BCM advisory contract and any contract of its affiliates with IORI, CMET and TCI, including, but not limited to, the fairness to IORI, CMET and TCI of such contracts relative to other means of administration. In 1998, the Board engaged a management/compensation consultant to perform the evaluation which was completed in September 1998.

     In 1999, plaintiffs' counsel asserted that the Board did not comply with the provision requiring such engagement and requested that the Court exercise its retained jurisdiction to determine whether there was a breach of this provision of the Olive Amendment. In January 2000, the Board engaged another management/ compensation consultant to perform the required evaluation again. This evaluation was completed in April 2000 and was provided to plaintiffs' counsel. The Board believes that any alleged breach of the Olive Amendment has been fully remedied by the Board's engagement of the second consultant. Although several status conferences have been held on this matter, there has been no Court order resolving whether there was any breach of the Olive Amendment.

     In October 2000, plaintiffs' counsel asserted that the stock option agreement to purchase TCI shares, which was entered into by IORI and an affiliate, American Realty Investors, Inc. ("ARI"), in October 2000 with Gotham Partners, breached a provision of the Modification. As a result of this assertion, IORI assigned all of its rights to purchase the TCI shares under this stock option agreement to ARI.

     The Board believes that the provisions of the Settlement, Modification and the Olive Amendment terminated on April 28, 1999. However, in September 2000, the Court ruled that certain provisions of the Modification continue to be effective after the termination date. This ruling was appealed to the United States Court of Appeals for the Ninth Circuit by IORI and TCI.

     On October 23, 2001, IORI, TCI and ARI jointly announced a preliminary agreement with the plaintiff's legal counsel for complete settlement of all disputes in the lawsuit. In February 2002, the Court granted final approval for the proposed settlement. Under the proposal, the appeal has been dismissed and ARI will acquire all of the outstanding common shares of IORI and TCI not currently owned by ARI for a cash payment or shares of ARI preferred stock. ARI will pay $19.00 cash per IORI share and $17.50 cash per TCI share for the stock held by non-affiliated stockholders. ARI would issue one share of Series H Preferred Stock with a liquidation value of $21.50 per share for each share of IORI Common Stock for stockholders who elect to receive ARI preferred stock in lieu of cash. ARI would issue one share of Series G Preferred Stock with a liquidation value of $20.00 per share for each share of TCI common stock for stockholders who elect to receive ARI preferred stock in lieu of cash. Each share of Series H Preferred Stock will be convertible into 2.25 shares of ARI common stock during a 75-day period that commences fifteen days after the date of the first ARI Form 10-Q filing that occurs after the closing of the merger transaction. Upon the acquisition of IORI and TCI shares, IORI and TCI would become wholly-owned subsidiaries of ARI. The transaction is subject to the negotiation of a definitive merger agreement and a vote of the shareholders of all three entities. IORI has the same board as TCI and the same advisor as TCI and ARI.

EXECUTIVE OFFICERS

     The following persons currently serve as executive officers of IORI: Mark
W. Branigan, Executive Vice President -- Residential; Louis J. Corna, Executive Vice President -- Tax; Ronald E. Kimbrough, Executive Vice President and Chief Financial Officer and David W. Starowicz, Executive Vice President -- Commercial Asset Management. Their positions with IORI are not subject to a vote of stockholders. The age, terms of service, all positions and offices with IORI or BCM, other principal occupations, business experience and directorships with other companies during the last five years or more of each executive officer are set forth below.

                                                                                                 AGE
                                                                                                 ---
MARK W. BRANIGAN                    Executive Vice President -- Residential (since June 2001),   47
                                    Executive Vice President and Chief Financial Officer
                                    (August 2000 to June 2001), Vice President -- Director of
                                    Construction (August 1999 to August 2000) and Executive
                                    Vice President -- Residential Asset Management (January
                                    1992 to October 1997).
Executive Vice President -- Residential (since June 2001), Executive Vice President and Chief
Financial Officer (August 2000 to June 2001), Vice President -- Director of Construction
(August 1999 to August 2000) and Executive Vice President -- Residential Asset Management
(January 1992 to October 1997) of BCM, TCI and American Realty Trust, Inc. ("ART"); Executive
Vice President -- Residential (since June 2001), Executive Vice President and Chief Financial
Officer (August 2000 to June 2001) and Director (September 2000 to June 2001) of ARI; and real estate consultant (November 1997 to July 1999).
LOUIS J. CORNA                      Executive Vice President -- Tax (since October 2001),        54
                                    Executive Vice President and Chief Financial Officer (June
                                    2001 to October 2001), and Senior Vice President -- Tax
                                    (December 2001 to June 2001).
Executive Vice President -- Tax (since October 2001), Executive Vice President and Chief
Financial Officer (June 2001 to October 2001), and Senior Vice President -- Tax (December 2000
to June 2001) of BCM, ARI and TCI; Private Attorney (January 2000 to December 2000); Vice
President -- Taxes and Assistant Treasurer (March 1998 to January 2000) of IMC Global, Inc.;
and Vice President -- Taxes (July 1991 to February 1998) of Whitman Corporation.
RONALD E. KIMBROUGH                 Executive Vice President and Chief Financial Officer         49
                                    (since January 2002).
Executive Vice President and Chief Financial Officer (since January 2002) of BCM, ARI and TCI;
Controller (from September 2000 to January 2002) of BCM; Vice President and Treasurer (from
January 1998 to September 2000) of Syntek West, Inc. and One Realco Corporation; and
Consultant (1997).
DAVID W. STAROWICZ                  Executive Vice President -- Commercial Asset Management      46
                                    (since April 2002), Executive Vice
                                    President -- Acquisitions, Sales and Construction (March
                                    2001 to April 2002), Executive Vice
                                    President -- Commercial Asset Management (September 1999
                                    to March 2001), and Vice President (May 1992 to September
                                    1999).
Executive Vice President -- Commercial Asset Management (since April 2002); Executive Vice
President -- Acquisitions, Sales and Construction (March 2001 to April 2002), Executive Vice
President -- Commercial Asset Management (September 1999 to March 2001), Vice President (May
1992 to September 1999) and Asset Manager (November 1990 to May 1992) of BCM, ART and TCI;
Executive Vice President -- Commercial Asset Management (since April, 2002), Executive Vice
President -- Acquisitions, Sales and Construction (March 2001 to April 2002), and Executive
Vice President -- Commercial Asset Management (August 2000 to March 2001) of ARI.

OFFICERS

     Although not an executive officer of IORI, Robert A. Waldman currently serves as Senior Vice President, Secretary and General Counsel. His position with IORI is not subject to a vote of stockholders. His age, term of service, all positions and offices with IORI or BCM, other principal occupations, business experience and directorships with other companies during the last five years or more are set forth below.

                                                                                                 AGE
                                                                                                 ---
ROBERT A. WALDMAN                   Senior Vice President and General Counsel (since January     49
                                    1995), Vice President (December 1990 to January 1995) and
                                    Secretary (December 1993 to February 1997 and since June
                                    1999).
Senior Vice President and General Counsel (since January 1995), Vice President (December 1990 to January 1995) and Secretary (December 1993 to February 1997 and since June 1999) of TCI;
Senior Vice President and General Counsel (since January 1995), Vice President (January 1993 to January 1995) and Secretary (since December 1989) of ART; Senior Vice President and General
Counsel (since November 1994), Vice President and Corporate Counsel (November 1989 to November
1994) and Secretary (since November 1989) of BCM; and Senior Vice President, Secretary and
General Counsel (since August 2000) of ARI.

     In addition to the foregoing officers, IORI has several vice presidents and assistant secretaries who are not listed herein.

COMPLIANCE WITH SECTION 16(a) OF THE SECURITIES EXCHANGE ACT OF 1934

     Under the securities laws of the United States, IORI's Directors, executive officers, and any persons holding more than ten percent of IORI's shares of Common Stock are required to report their ownership of IORI's shares and any changes in that ownership to the Securities and Exchange Commission (the "Commission"). Specific due dates for these reports have been established and IORI is required to report any failure to file by these dates during 2001. All of these filing requirements were satisfied by its Directors and executive officers and ten percent holders. In making these statements, IORI has relied on the written representations of its incumbent Directors and executive officers and its ten percent holders and copies of the reports that they have filed with the Commission.

THE ADVISOR

     Although the Board of Directors is directly responsible for managing the affairs of IORI and for setting the policies which guide it, the day-to-day operations are performed by BCM under the supervision of the Board. The duties of BCM include, among other things, locating, investigating, evaluating and recommending real estate and mortgage note investment and sales opportunities as well as financing and refinancing sources. BCM also serves as a consultant to the Board in connection with the business plan and investment decisions made by the Board.

     BCM has served as IORI's advisor since March 1989. BCM is a company of which Messrs. Branigan, Corna, Kimbrough and Starowicz serve as executive officers. BCM is owned by a trust for the benefit of the children of Gene E. Phillips. Mr. Phillips serves as a representative of his children's trust which owns BCM and, in such capacity, has substantial contact with the management of BCM and input with respect to its performance of advisory services to IORI.

     Under the Advisory Agreement, BCM is required to annually formulate and submit for Board approval a budget and business plan containing a 12-month forecast of operations and cash flow, a general plan for asset sales and purchases, borrowing activity, and other investments. BCM is required to report quarterly to the Board on IORI's performance against the business plan. In addition, all transactions require prior Board approval unless they are explicitly provided for in the approved business plan or are made pursuant to authority expressly delegated to BCM by the Board.

     The Advisory Agreement also requires prior approval of the Board for the retention of all consultants and third party professionals, other than legal counsel. The Advisory Agreement provides that BCM shall be deemed to be in a fiduciary relationship to the stockholders, contains a broad standard governing BCM's liability for losses by IORI and contains guidelines for BCM's allocation of investment opportunities as among itself, IORI and other entities it advises.

     The Advisory Agreement provides for BCM to be responsible for the day-to-day operations of IORI and to receive an advisory fee comprised of a gross asset fee of .0625 percent per month (.75 percent per annum) of the average of the gross asset value (total assets less allowance for amortization, depreciation or depletion and valuation reserves) and an annual net income fee equal to 7.5 percent of IORI's net income.

     The Advisory Agreement also provides for BCM to receive an annual incentive sales fee equal to 10 percent of the amount, if any, by which the aggregate sales consideration for all real estate sold by IORI during the fiscal year exceeds the sum of: (1) the cost of each property as originally recorded in IORI's books for tax purposes (without deduction for depreciation, amortization or reserve for losses), (2) capital improvements made to such assets during the period owned, and (3) all closing costs, (including real estate commissions) incurred in the sale of such property. However, no incentive fee shall be paid unless (a) such real estate sold in such fiscal year, in the aggregate, has produced an 8 percent simple annual return on the net investment, including capital improvements, calculated over the holding period before depreciation and inclusive of operating income and sales consideration and (b) the aggregate net operating income from all real estate owned for each of the prior and current fiscal years shall be at least 5 percent higher in the current fiscal year than in the prior fiscal year.

     Additionally, under the Advisory Agreement, BCM or an affiliate of BCM is to receive an acquisition commission for supervising the acquisition, purchase or long-term lease of real estate equal to the lesser of (1) up to 1 percent of the cost of acquisition, inclusive of commissions, if any, paid to nonaffiliated brokers or (2) the compensation customarily charged in arm's-length transactions by others rendering similar property acquisition services as an ongoing public activity in the same geographical location and for comparable property; provided that the aggregate purchase price of each property (including acquisition fees and all real estate brokerage commissions) may not exceed such property's appraised value at acquisition.

     The Advisory Agreement requires BCM or any affiliate of BCM to pay to IORI one-half of any compensation received from third parties with respect to the origination, placement or brokerage of any loan made by IORI. However, the compensation retained by BCM or any affiliate of BCM shall not exceed the lesser of (1) 2 percent of the amount of the loan commitment or (2) a loan brokerage and commitment fee which is reasonable and fair under the circumstances.

     The Advisory Agreement also provides that BCM or an affiliate of BCM is to receive a mortgage or loan acquisition fee with respect to the purchase of any existing mortgage loan equal to the lesser of (1) 1 percent of the amount of the loan purchased or (2) a loan brokerage or commitment fee which is reasonable and fair under the circumstances. Such fee will not be paid in connection with the origination or funding of any mortgage loan by IORI.

     Under the Advisory Agreement, BCM or an affiliate of BCM also is to receive a mortgage brokerage and equity refinancing fee for obtaining loans or refinancing on properties equal to the lesser of (1) 1 percent of the amount of the loan or the amount refinanced or (2) a brokerage or refinancing fee which is reasonable and fair under the circumstances. However, no such fee shall be paid on loans from BCM or an affiliate of BCM without the approval of the Board of Directors. No fee shall be paid on loan extensions.

     Under the Advisory Agreement, BCM is to receive reimbursement of certain expenses incurred by it in the performance of advisory services to IORI.

     Under the Advisory Agreement, all or a portion of the annual advisory fee must be refunded by BCM if the operating expenses of IORI (as defined in the Advisory Agreement) exceed certain limits specified in the Advisory Agreement based on the book value, net asset value and net income of IORI during the fiscal year. BCM was required to refund $256,000 of the 2001 annual advisory fee under this provision.

     Additionally, if management were to request that BCM render services other than those required by the Advisory Agreement, BCM or an affiliate of BCM is separately compensated for such additional services on terms to be agreed upon from time to time. IORI has hired Triad Realty Services, Ltd. ("Triad"), an affiliate of BCM, to provide management for IORI's properties and IORI has engaged, on a non-exclusive basis, Regis Realty, Inc. ("Regis"), a related party, on a non-exclusive basis to perform brokerage services for IORI.

     BCM may only assign the Advisory Agreement with the prior consent of IORI.

     The directors and principal officers of BCM are set forth below.

Mickey N. Phillips:..................  Director
Ryan T. Phillips:....................  Director
Mark W. Branigan:....................  Executive Vice President -- Residential
Louis J. Corna:......................  Executive Vice President -- Tax
Ronald E. Kimbrough:.................  Executive Vice President and Chief Financial Officer
David W. Starowicz:..................  Executive Vice President -- Commercial Asset
                                       Management
Dan S. Allred:.......................  Senior Vice President -- Land Development
Michael E. Bogel:....................  Senior Vice President -- Projects Manager
Robert A. Waldman:...................  Senior Vice President, Secretary and General Counsel

     Mickey N. Phillips is Gene E. Phillips' brother and Ryan T. Phillips is Gene E. Phillips' son. Gene E. Phillips serves as a representative of the trust established for the benefit of his children which owns BCM and, in such capacity, has substantial contact with the management of BCM and input with respect to its performance of advisory services for IORI.

PROPERTY MANAGEMENT

     Since February 1, 1990, affiliates of BCM have provided property management services. Currently, Triad provides such property management services for a fee of 5 percent or less of the monthly gross rents collected on the residential properties under its management and 3 percent or less of the monthly gross rents collected on the commercial properties under its management. Triad subcontracts with other entities for the provision of the property-level management services to IORI at various rates. The general partner of Triad is BCM. Triad subcontracts the property-level management and leasing of IORI's seven office buildings and the two commercial properties owned by real estate partnerships in which IORI and TCI are partners to Regis, a related party. Regis is entitled to receive property and construction management fees and leasing commissions in accordance with the terms of its property-level management agreement with Triad.

REAL ESTATE BROKERAGE

     Regis also provides real estate brokerage services on a non-exclusive basis. Regis is entitled to receive a real estate brokerage commission for property acquisitions and sales in accordance with the following sliding scale of total fees to be paid: (1) maximum fee of 4.5 percent on the first $2.0 million of any purchase or sale transaction of which no more than 3.5 percent would be paid to Regis or affiliates; (2) maximum fee of 4 percent on transaction amounts between $2.0 million to $5.0 million of which no more than 3 percent would be paid to Regis or affiliates; (3) maximum fee of 3 percent on transaction amounts between $5.0 million to $10.0 million of which no more than 2 percent would be paid to Regis or affiliates; and (4) maximum fee of 2 percent on transaction amounts in excess of $10.0 million of which no more than 1.5 percent would be paid to Regis or affiliates.

EXECUTIVE COMPENSATION

     IORI has no employees, payroll or benefit plans and pays no compensation to its executive officers. The executive officers of IORI who are also officers or employees of BCM, IORI's advisor, are compensated by BCM. Such executive officers perform a variety of services for BCM and the amount of their compensation is determined solely by BCM. BCM does not allocate the cash compensation of its officers among the various entities for which it serves as advisor.

     The only remuneration paid by IORI is to the Directors who are not officers or directors of BCM or its affiliated companies. The Independent Directors (1) review the business plan of IORI to determine that it is in the best interest of the stockholders, (2) review the advisory contract, (3) supervise the performance of IORI's advisor and review the reasonableness of the compensation paid to the advisor in terms of the nature and quality of services performed,
(4) review the reasonableness of the total fees and expenses of IORI and (5) select, when necessary, a qualified independent real estate appraiser to appraise properties acquired.

     Each Independent Director receives compensation in the amount of $15,000 per year plus reimbursement for expenses, and the Chairman of the Board receives an additional fee of $1,500 per year for serving in such position. The members of the Audit Committee receive a fee of $250 for each committee meeting attended. In addition, each Independent Director receives an additional fee of $1,000 per day for any special services rendered by him to IORI outside of his ordinary duties as Director, plus reimbursement of expenses.

     During 2001, $76,250 was paid to the Independent Directors in total Directors' fees for all services, including the annual fee for service during the period January 1, 2001, through December 31, 2001, and 2001 special service fees as follows: R. Douglas Leonhard, $18,250; Murray Shaw, $7,500; Ted P. Stokely, $18,000; and Martin L. White, $17,000.

PERFORMANCE GRAPH

     The following graph compares the cumulative total stockholder return on IORI's Common Stock with the Dow Jones Equity Market Index ("DJ Equity Index") and the Dow Jones Real Estate Investment Index ("DJ Real Estate Index"). The comparison assumes that $100 was invested on December 31, 1996 in shares of IORI Common Stock and in each of the indices and further assumes the reinvestment of all dividends. Past performance is not necessarily an indicator of future performance.

                COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN

                              [PERFORMANCE GRAPH]

                                             1996     1997     1998     1999     2000     2001
                                            ------   ------   ------   ------   ------   ------
IORI......................................  100.00   108.20    62.87    59.91    95.53   213.27
DJ Equity Index...........................  100.00   131.82   164.63   202.05   183.32   161.47
DJ Real Estate Index......................  100.00   118.08    93.15    88.20   112.47   125.74

  Security Ownership of Certain Beneficial Owners and Management

     Security Ownership of Certain Beneficial Owners. The following table sets forth the ownership of IORI Common Stock, both beneficially and of record, both individually and in the aggregate, for those persons or entities known by IORI to be beneficial owners of more than 5 percent of its outstanding Common Stock as of the close of business on May 30, 2002.

                                                              AMOUNT AND
                                                              NATURE OF
                                                              BENEFICIAL   PERCENT OF
NAME AND ADDRESS OF BENEFICIAL OWNER                            OWNER       CLASS(1)
------------------------------------                          ----------   ----------
EQK Holdings, Inc.(2).......................................    409,935      28.5%
  1800 Valley View Lane
  Suite 300
  Dallas, Texas 75234
Transcontinental Realty Investors, Inc. ....................    345,728      24.0%
  1800 Valley View Lane
  Suite 300
  Dallas, Texas 75234
Basic Capital Management, Inc. .............................    106,802       7.4%
  1800 Valley View Lane
  Suite 300
  Dallas, Texas 75234

---------------

(1) Percentage is based upon 1,438,945 shares of Common Stock outstanding at May 30, 2002.

(2) EQK Holdings, Inc. ("EQK") is a wholly-owned subsidiary of ARI.

     Security Ownership of Management. The following table sets forth the ownership of IORI's Common Stock, both beneficially and of record, both individually and in the aggregate for the Directors and executive officers of IORI as of the close of business on May 30, 2002.

                                                              AMOUNT AND NATURE
                                                                OF BENEFICIAL     PERCENT OF
NAME OF BENEFICIAL OWNER                                            OWNER          CLASS(1)
------------------------                                      -----------------   ----------
All Directors and Executive Officers as a group (8
  individuals)..............................................    862,465(2)(3)       59.9%

---------------

(1) Percentages are based upon 1,438,945 shares of Common Stock outstanding at May 30, 2002.

(2) Includes 345,728 shares owned by TCI of which the Directors may be deemed to be beneficial owners by virtue of their positions as directors of TCI and 409,935 shares owned by EQK and 106,802 shares owned by BCM, of which the executive officers of IORI may be deemed to be beneficial owners by virtue of their positions as executive officers or directors or ARI and BCM. The Directors and executive officers of IORI disclaim beneficial ownership of such shares. Each of the directors of ARI may be deemed to be beneficial owners of the shares owned by ARI by virtue of their positions as directors of ARI. Each of the directors of BCM may be deemed to be beneficial owners of the shares owned by BCM by virtue of their positions as directors of BCM. The directors of ARI and BCM disclaim such beneficial ownership.

CERTAIN BUSINESS RELATIONSHIPS

     In February 1989, the Board of Directors voted to retain BCM as IORI's advisor. BCM is a company of which Messrs. Branigan, Corna, Kimbrough and Starowicz serve as executive officers. BCM is owned by a trust for the benefit of the children of Gene E. Phillips. Mr. Phillips serves as a representative of his children's trust which owns BCM and, in such capacity, has substantial contact with the management of BCM and input with respect to BCM's performance of advisory services to IORI.

     Since February 1990, affiliates of BCM have provided property management services to IORI. Currently, Triad provides such property management services. The general partner of Triad is BCM. Triad subcontracts the property-level management and leasing of IORI's seven office buildings and the two commercial properties owned by real estate partnerships in which IORI and TCI are partners to Regis, a related party.

     Prior to May 2000, affiliates of BCM have provided brokerage services, on a non-exclusive basis, for IORI and received brokerage commissions in accordance with a brokerage agreement. Currently, Regis performs such brokerage services.

     The Directors and officers of IORI also serve as directors and officers of TCI. The Directors owe fiduciary duties to such entity as well as to IORI under applicable law. TCI has the same relationship with BCM as IORI. BCM also serves as advisor to ARI. Messrs. Branigan, Corna, Kimbrough and Starowicz serve as executive officers of ARI.

RELATED PARTY TRANSACTIONS

     Historically, IORI has engaged in and may continue to engage in business transactions, including real estate partnerships, with related parties. Management believes that all of the related party transactions represented the best investments available at the time and were at least as advantageous to IORI as could have been obtained from unrelated third parties.

     In January 2002, IORI purchased 100 percent of the outstanding common shares of Rosedale Corporation, a wholly-owned subsidiary of ARI, for $5.1 million in cash.

     In February 2002, IORI purchased from TCI a $2.0 million senior participation interest in a loan. IORI is a partner with TCI in the Tri-City Limited Partnership, Nakash Income Associates and TCI Eton Square, L.P. TCI owns 345,728 shares of IORI, an approximate 24.0 percent interest.

     In 2001, IORI paid BCM and its affiliates and related parties $817,000 in advisory fees, $99,000 in mortgage brokerage fees, and $312,000 in property management and construction supervision fees and leasing commissions (net of property management fees paid to subcontractors, other than Regis). In addition, as provided in the Advisory Agreement, BCM received cost reimbursements of $323,000 in 2001.

     In addition, from time-to-time, IORI has made advances to BCM, that generally have not had specific repayment terms and were reflected in IORI's financial statements as other assets or other liabilities from affiliates. At December 31, 2001, BCM advanced IORI $593,000. As of March 2002, IORI had repaid that amount to BCM.

     Restrictions on Related Party Transactions. Article FOURTEENTH of IORI's Articles of Incorporation provides that IORI shall not, directly or indirectly, contract or engage in any transaction with (1) any director, officer or employee of IORI, (2) any director, officer or employee of the advisor, (3) the advisor or (4) any affiliate or associate (as such terms are defined in Rule 12b-2 under the Securities Exchange Act of 1934, as amended) of any of the aforementioned persons, unless (a) the material facts as to the relationship among or financial interest of the relevant individuals or persons and as to the contract or transaction are disclosed to or are known by the Board of Directors or the appropriate committee thereof and (b) the Board of Directors or committee thereof determines that such contract or transaction is fair to IORI and simultaneously authorizes or ratifies such contract or transaction by the affirmative vote of a majority of independent directors of IORI entitled to vote thereon.

     Article FOURTEENTH defines an "independent director" as one who is neither an officer or employee of IORI nor a director, officer or employee of IORI's advisor.

                         SELECTION OF AUDITORS FOR 2002

     On the recommendation of the Audit Committee, the Board of Directors has selected BDO Seidman, LLP as the auditors for IORI for the 2002 fiscal year. IORI's auditors for the 2001 fiscal year were BDO Seidman, LLP. A representative of BDO Seidman, LLP is expected to attend the Annual Meeting. Fees paid to BDO Seidman LLP for the last audit of annual financial statements and reviews of financial statements included in IORI's Forms 10-Q during 2001 were $45,150. All other fees paid to BDO Seidman LLP were $93,158 and included tax preparation assistance.

                                 OTHER MATTERS

     Management knows of no other matters that may properly be, or that are likely to be, brought before the meeting. However, if any other matters are properly brought before the meeting, the persons named in the enclosed proxy or their substitutes will vote in accordance with their best judgment on such matters.

                              FINANCIAL STATEMENTS

     The audited financial statements of IORI, in comparative form for the years ended December 31, 2001, 2000 and 1999, are contained in the 2001 Annual Report to Stockholders. However, such report and the financial statements contained therein are not to be considered part of this solicitation.

                            SOLICITATION OF PROXIES

     THIS PROXY STATEMENT IS FURNISHED TO STOCKHOLDERS TO SOLICIT PROXIES ON BEHALF OF THE DIRECTORS OF IORI. The cost of soliciting proxies will be borne by IORI. Directors and officers of IORI may, without additional compensation, solicit by mail, in person or by telecommunication. In addition, IORI has retained Georgeson Shareholder Communications ("GSC") to assist in the solicitation of proxies. An agreement with GSC provides that it will distribute materials relating to the solicitation of proxies, contact stockholders to confirm receipt of materials and answer questions relating thereto. GSC is to be paid a base fee of $7,500 plus out-of-pocket expenses and is to be indemnified against certain liability incurred as a result of the provision of such services.

                            ------------------------

COPIES OF IORI'S ANNUAL REPORT FOR THE FISCAL YEAR ENDED DECEMBER 31, 2001, TO THE SECURITIES AND EXCHANGE COMMISSION ON FORM 10-K ARE AVAILABLE TO STOCKHOLDERS WITHOUT CHARGE UPON WRITTEN REQUEST TO INCOME OPPORTUNITY REALTY INVESTORS, INC., 1800 VALLEY VIEW LANE, SUITE 300, DALLAS, TEXAS 75234,
ATTENTION: DIRECTOR OF INVESTOR RELATIONS.

                                            By Order of the Board of Directors

                                            /s/ RONALD E. KIMBROUGH
                                            Ronald E. Kimbrough
                                            Executive Vice President and
                                            Chief Financial Officer

THE BOARD OF DIRECTORS OF IORI RECOMMENDS THAT YOU VOTE FOR THE FOUR NOMINEES ON THE ENCLOSED PROXY. REGARDLESS OF HOW YOU WISH TO VOTE YOUR SHARES, YOUR BOARD OF DIRECTORS URGES YOU TO PROMPTLY SIGN, DATE AND MAIL THE ENCLOSED PROXY OR VOTE BY TELEPHONE OR THROUGH THE DESIGNATED INTERNET SITE.

                    PROXY FOR ANNUAL MEETING OF STOCKHOLDERS
                             TO BE HELD JULY 2, 2002
         THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF
                   INCOME OPPORTUNITY REALTY INVESTORS, INC.


         The undersigned hereby appoints RONALD E. KIMBROUGH and ROBERT A. WALDMAN, and each of them, Proxies, with full power of substitution in each of them, in the name, place and stead of the undersigned, to be at the Annual Meeting of Stockholders of INCOME OPPORTUNITY REALTY INVESTORS, INC., to be held on Tuesday, July 2, 2002, at 10:00 a.m., or at any adjournments thereof, according to the number of votes that the undersigned would be entitled to vote if personally present, upon the following matters:

1.       ELECTION OF DIRECTORS:
                                 Ted P. Stokely
                                 Henry A. Butler
                                  Earl D. Cecil
                                 Martin L. White

                  FOR all nominees               WITHHOLD AUTHORITY TO
                  (except as marked to the       vote for all nominees
                  contrary below)                listed below
                                   [ ]                            [ ]

                  Instruction: To withhold authority to vote for any individual nominee, write that nominee's name in the space below. When a proxy card is properly executed and returned, the Shares represented thereby will be voted in favor of the election for each of the nominees, unless authority to vote for any such nominee is specifically withheld. There will be no cumulative voting for the election of Directors. If any nominee is unable to serve or will not serve (an event which is not anticipated), then the person acting pursuant to the authority granted under the proxy will cast votes for the remaining nominees and, unless the Board of Directors takes action to reduce the number of Directors, for such other persons(s) as he or she may select in place of such nominees.

                  -------------------------------------------------------------

2.       OTHER BUSINESS:

         I AUTHORIZE the aforementioned
         proxies in their discretion


         FOR             AGAINST            ABSTAIN
             [ ]                  [ ]                [ ]

         to vote upon such other business as may properly come before the Annual Meeting and any adjournments thereof.

THE BOARD OF DIRECTORS OF INCOME OPPORTUNITY REALTY INVESTORS, INC. RECOMMENDS A VOTE FOR THE FOUR NOMINEES.

YOUR PROXY IS IMPORTANT. PLEASE INDICATE YOUR SUPPORT FOR THE BOARD OF DIRECTORS BY MARKING THE BOXES FOR ELECTION OF THE FOUR DIRECTORS. PLEASE SIGN, DATE AND MAIL THIS CARD TODAY IN THE ENCLOSED ENVELOPE. IF NOT OTHERWISE MARKED ABOVE, YOUR PROXY WILL BE VOTED FOR THE ELECTION OF THE FOUR NOMINEES. THIS PROXY REVOKES ALL PREVIOUS PROXIES.

            (continued and to be signed and dated on the other side)

                PLEASE SIGN, DATE AND MAIL THIS PROXY IMMEDIATELY

                                    [reverse]

                           (continued from other side)

                           Dated:               , 2002
                                 ---------------

                           x
                            ---------------------------
                            Signature

                           x
                            ---------------------------
                            Signature (if held jointly)

                           x
                            ---------------------------
                            Title

         Please sign exactly as name appears herein. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. When signing for corporation, please sign full corporate name by an authorized officer. When signing for a partnership, please sign partnership name by an authorized person. If shares are held in more than one capacity, this proxy shall be deemed valid for all shares held in all capacities.